Exhibit 10.2

FIRST AMENDMENT TO COOPERATION AGREEMENT

THIS FIRST AMENDMENT TO COOPERATION AGREEMENT (this “Amendment”) is made as of this 19th day of July, 2024 (the “Effective Date”) by and among Presto Automation LLC (f/k/a E La Carte, LLC, f/k/a Ventoux Merger Sub II LLC), a Delaware limited liability company (“Borrower”), Presto Automation Inc. (f/k/a Ventoux CCM Acquisition Corp.), a Delaware corporation (the “Parent”), Metropolitan Partners Group Administration, LLC, a Delaware limited liability company, in its capacity as administrative, payment and collateral agent (in such capacity, the “Agent”) under the Credit Agreement (as defined below), and the Lenders (as defined below) signatory hereto, and the Significant Stakeholders identified on the signature pages hereto (collectively, the “Significant Stakeholders,” and each individually, a “Significant Stakeholder”).

Recitals

A.           Borrower, Parent and the Significant Stakeholders are parties to that certain Cooperation Agreement, dated as of May 16, 2024 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Cooperation Agreement”) by and among Borrower, Parent, the Significant Stakeholders, Agent and the Lenders.

B.            The Loan Parties have requested that Agent and Lenders agree to amend certain provisions of the Cooperation Agreement, and Agent has agreed to do so on the terms and conditions set forth herein.

C.            Parent, Agent and Agent’s affiliates are parties to that certain letter agreement, dated as of January 16, 2024 (the “Side Letter Agreement”). As a condition to Agent’s and Lenders’ willingness to enter into this Amendment, the Side Letter Agreement shall be terminated as set forth herein.

D.            In consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

Agreement

1.            Interpretation. All capitalized terms used herein (including the recitals hereto) will have the respective meanings ascribed thereto in the Cooperation Agreement and other Loan Documents unless otherwise defined herein. The foregoing recitals, together with all exhibits attached hereto, are incorporated by this reference and made a part of this Amendment. Unless otherwise provided herein, all section and exhibit references herein are to the corresponding sections and exhibits of this Amendment.

2.            Milestones; Additional Agreements.

(i)            The Loan Parties have informed the Agent that they intend to obtain working capital (the “Capital Raise”) through one or more offerings, which shall be in the form of equity or Parent Subordinated Indebtedness.

(ii)            Each Significant Stakeholder that holds a consent right with respect to the incurrence of any equity financing by Parent pursuant to Section 2.1(a) of that certain Stockholders Agreement, dated as of November 15, 2023, by and among Parent, Presto CA LLC and the REMUS Stockholder (as defined therein) (such provision, the “Consent Right”), hereby agrees to waive and forbear from exercising such Consent Right for a period commencing on the Effective Date and ending on September 15, 2024.

3.            Monitoring Fees. During the Cooperation Period, payment of Monitoring Fees shall be deferred (the “Deferred Monitoring Fees”). Upon the Termination Date, the Deferred Monitoring Fees shall be immediately due and payable.

4.            Termination of Side Letter Agreement. The Side Letter Agreement is hereby terminated and cancelled in its entirety and shall have no further force or effect.

5.            Acknowledgment of Obligations. Each Loan Party signatory hereto hereby acknowledges, confirms and agrees that, as of July 8, 2024, the Loan Parties are indebted to the Lenders in the principal amount of $54,195,835.47, plus accrued and unpaid interest in the amount of $96,348.15, plus fees, costs, expenses and other charges under the Credit Agreement and other Loan Documents, including, but not limited to, Monitoring Fees in the amount of $300,000 (collectively, the “Outstanding Balance”). The Outstanding Balance, together with interest accruing thereon, and all fees, costs, expenses, and other charges now or hereafter payable by the Loan Parties to Lenders pursuant to the Loan Documents and hereunder, is unconditionally owing by the Loan Parties to the Lenders, without offset, defense, or counterclaim of any kind, nature, or description whatsoever.

6.            Amendments to Cooperation Agreement.

(i)            Amendment to Section 8(iii). Section 8(iii) of the Cooperation Agreement is hereby amended and restated in its entirety as follows:

As used herein, the “Termination Date” means the date that is the earliest of: (a) July 22, 2024, provided, that such date shall automatically be extended to August 1, 2024 if, on or before July 22, 2024, a Capital Raise (which shall only be accomplished through a private placement) generates Net Cash Proceeds equal to or greater than $1,500,000, and provided further that such date shall be automatically extended to August 15, 2024 if, on or before August 1, 2024, a Capital Raise generates additional Net Cash Proceeds equal to or greater than $2,000,000 (for a total of $3,500,000), and provided further that such date shall be automatically extended to August 29, 2024 if, on or before August 15, 2024, a Capital Raise generates additional Net Cash Proceeds equal to or greater than $2,000,000 (for a total of $5,500,000), and provided further that such date shall be automatically extended to September 15, 2024 if, on or before August 29, 2024, a Capital Raise generates additional Net Cash Proceeds equal to or greater than $2,000,000 (for a total of $7,500,000); (b) the date on which any Loan Party commences, or threatens in writing to commence, any litigation against the Agent or any Lender; (c) the date on which any Loan Party takes any action inconsistent with the Agent’s or any Lender’s interests in the Collateral; (d) the commencement of any Insolvency Proceeding by or against any Loan Party; (e) any amendment to the Loan Parties’ Operating Documents, or any Loan Party’s entry into any stockholders agreement or other Operating Document, which in any way amends or alters (other than such amendments or agreements as are required in order to give effect to the provisions of this Agreement and which shall be reasonably acceptable to the Agent) (A) the composition of the Loan Parties’ Governing Bodies, including providing any stockholder or other Person with any right to designate a director (except as may approved in writing by Agent in its sole discretion), (B) the relative voting rights of members of such Governing Bodies or stockholders, or (C) the terms of the Loan Parties’ governance, (f) Paul Hastings LLP ceases, for any reason, to act as corporate counsel to the Loan Parties, (g) [reserved], or (h) the occurrence or existence of any Default or Event of Default hereunder or under any Loan Document, or any event or circumstance which, with notice or the passage of time, shall become an Event of Default (an “Unmatured Default”), other than the Existing Defaults. For purposes of clarity, failure of the Loan Parties to satisfy any of the covenants herein will constitute an immediate Event of Default for purposes of determining the Termination Date. An “Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any Debtor Relief Law, or any agreement of such Person with respect to relief available under any Debtor Relief Law.

(ii)            Amendment to Section 11. Section 11 of the Cooperation Agreement is hereby amended and restated in its entirety as follows:

Agreement to Cooperate. At all times from and after the date hereof:

(i)            The Loan Parties shall fully cooperate with, and shall not impede, contest or otherwise interfere with the Agent, the Lenders and the Lender Professionals (as defined herein) in the exercise of Agent’s and Lenders’ rights and remedies under the Loan Documents, at law or in equity, including, but not limited to, an accelerated sale of the Collateral by the Lender Professionals, a foreclosure or sale process under Article 9 of the Uniform Commercial Code, a sale under section 363 of the Bankruptcy Code (as defined herein), the appointment of a receiver, trustee or other custodian over all or any portion of the Loan Parties’ assets (any of the foregoing, a “Sale Process”), or to sell and assign the Assigned Interest or engage in discussions or negotiations with any other Person with respect to such a sale and assignment of the Assigned Interest (a “Loan Sale”), and the retention of professionals, including, but not limited to, investment bankers (such professionals, collectively, the “Lender Professionals”) to assist with any such Sale Process or Loan Sale; provided, however, that the Lenders will not (A) commence any Insolvency Proceeding, (B) seek the appointment of a receiver, trustee or custodian or (C) consummate a transaction resulting from the Sale Process during the Cooperation Period (although this shall not in any way limit, prohibit or otherwise restrict the consummation of a Loan Sale during the Cooperation Period). The Loan Parties expressly acknowledge and agree not to contest Agent’s and the Lenders’ right and ability to credit bid in connection with any of the foregoing transactions, and expressly waive any defenses, rights, actions or other claims in connection therewith.

(ii)            The Lender Professionals shall be tasked with facilitating, to the greatest extent permissible by law, any Sale Process or Loan Sale discussed in this Section 11, including, but not limited to, marketing the Loan Parties’ businesses and assets, and engaging with any third parties in the Agent’s and the Lender Professionals’ sole discretion with respect to the Sale Process or a Loan Sale. In the event of a Sale Process under section 363 of the Bankruptcy Code, the Lender Professionals shall provide the requisite information, declarations and testimony necessary for such process to be approved and completed.

(iii)            The Loan Parties shall (i) provide access to their properties and systems (including remote access as may be requested) to the Lender Professionals as frequently as any Lender Professional reasonably determines to be appropriate in order to perform the agreed scope of work under any applicable engagement agreement or otherwise in connection with any Sale Process or Loan Sale and Agent’s and Lenders’ exercise of remedies; (ii) make the Loan Parties’ directors, officers, employees and advisors available for meetings and discussions with Agent, Lenders, the Lender Professionals and/or potential investors or purchasers at such times as shall be reasonably requested; (iii) permit the Lender Professionals to conduct monitoring and evaluations of the Loan Parties’ finances, financial condition, business and operations in order to perform the agreed scope of work; (iv) furnish information when reasonably requested and permit the Lender Professionals to inspect and obtain copies (including electronic data), as available, from the Loan Parties’ books and records; (v) provide all information necessary or requested to populate a data room or otherwise facilitate due diligence by potential investors and/or purchasers; and (vi) provide timely updates to Agent, the Lenders, and the Lender Professionals on any changes in the business or expected financial performance that could reasonably be expected to have a material effect on the affairs of the Loan Parties. Notwithstanding the foregoing, (1) provision to third-parties of information about the Company which is not publicly available by the Agent, the Lenders or the Lender Professionals shall be undertaken pursuant to a confidentiality agreement in form and substance reasonably acceptable to the Company (the Company agrees that the form of confidentiality agreement attached to the Side Letter Agreement is reasonably acceptable), and (2) the Lender Professionals shall take reasonable efforts to inform counterparties that they have been engaged by the Agent and the Lenders, and not by the Company.

(iv)            Budget. The Loan Parties (A) agree that the Lender Professionals will (to the extent requested by the Agent in its sole discretion) develop a budget for the Loan Parties to facilitate the Sale Process, which will be subject to Agent’s approval in form and substance, in the Agent’s sole discretion (the “Budget”), (B) shall implement and operate strictly within the Budget at all times, and (C) agree that any deviations or modifications to the Budget must be approved by the Agent in advance, in writing, in its sole discretion.

(v)            Sale Process Plan. The Loan Parties shall implement and operate strictly within the plan developed by the Lender Professionals and approved by the Agent in its sole discretion in connection with the Sale Process, and shall do so strictly in accordance with the Budget (though nothing shall obligate the Agent or any Lender Professional to develop or approve any such plan). Such plan may include, among other things, the hiring of such personnel or managers identified by the Lender Professionals, the use of commercially reasonable efforts to liquidate the Collateral, and winding down operations.

(vi)            Amendment to Schedule A. The definition of “Existing Defaults” under the Cooperation Agreement, as set forth on Schedule A to the Cooperation Agreement, is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

7.            Subordinated Indebtedness. Agent and Lenders consent to the issuance of the note, in the form attached hereto as Exhibit A, in the amount of $1.675 million, which note is and shall be Subordinated Indebtedness and Parent Subordinated Indebtedness for all purposes under the Loan Documents; provided, that the consent provided for herein shall continue only for so long as such new note remains Parent Subordinated Indebtedness.

8.            Representations of Loan Parties and Significant Stakeholders. Each Loan Party and Significant Stakeholder represents and warrants to Agent and the Lenders as follows:

(i)            Binding Effect of Documents. This Amendment has been duly authorized, executed, and delivered to Agent and the Lenders by such Loan Party or Significant Stakeholder, as applicable, and is enforceable with respect to such party in accordance with its terms and is in full force and effect.

(ii)            No Conflict. The execution, delivery and performance of this Amendment by such Loan Party or Significant Stakeholder will not violate any requirement of Law or contractual obligation of such Loan Party or Significant Stakeholder and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues.

9.            Other Waivers; Reservation of Rights.

(i)            Agent and Lenders have not waived, nor do they have any intention of waiving, any Events of Default or Unmatured Defaults which may be continuing on the Effective Date or any Events of Default which may occur after the Effective Date (whether the same or similar to the Existing Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of its rights or remedies concerning any other Events of Default or Unmatured Defaults (other than, during the Cooperation Period, the Existing Defaults to the extent expressly set forth in the Cooperation Agreement), occurring at any time.

(ii)            Agent and Lenders reserve the right, in their discretion, to exercise any or all of their respective rights and remedies under the Loan Documents as a result of any other Events of Default or Unmatured Defaults occurring at any time. Agent and Lenders have not waived any of such rights or remedies, and nothing in this Amendment, and no delay on Agent’s or any Lender’s part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

(iii)            In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Significant Stakeholder hereby agrees to waive, release and abstain from exercising any and all veto rights held by such Significant Stakeholder under the governing organizational documents of any Loan Party with respect to any transaction covered thereby or relevant thereto, including, but not limited to, a Capital Raise, a Sale Process or a sale and assignment of the Assigned Interest.

10.            Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Amendment shall be subject to the following conditions precedent:

(i)            Agent’s and each Lender’s receipt of this Amendment, duly authorized, executed, and delivered by each Loan Party and each Significant Stakeholder, together with such other documents, agreements and instruments as Agent or any Lender may require or reasonably request; and

(ii)            All certifications, representations and warranties set forth in this Amendment shall be true and correct.

11.            Payments. The Loan Parties covenant and agree as follows:

(i)            On or before August 9, 2024, the Loan Parties shall pay in cash all documented fees, expenses and disbursements of Agent and the Lenders required to be reimbursed or paid by the Loan Parties hereunder, under the Cooperation Agreement, under the Credit Agreement, and under any other Loan Document, including, but not limited to, the fees, costs and expenses of K&L Gates LLP, as counsel to the Agent and the Lenders, in the amount of $160,000, and the fees, costs and expenses of Rock Creek Advisors LLC, as financial advisor to the Agent and the Lenders, in the amount of $50,000 (collectively, the “Professional Fees Payments”); and

(ii)            On or before August 9, 2024, the Loan Parties shall make a cash payment on the Term Loans in the total amount of $375,000 (the “Term Loan Payment,” and together with the Professional Fees Payments, the “August Payments”), to be applied in accordance with the Credit Agreement.

(iii)            If the Loan Parties shall fail to timely remit the August Payments, in addition to being an Event of Default under the Cooperation Agreement and the Loan Documents, the Interest Rate shall immediately and automatically, without notice from Agent or further action by any party, be increased to eighteen percent (18%) per annum (prior to the application of any Default Rate or Protective Advance Rate), effective from and after May 16, 2024, and the Loans shall accrue at such increased Interest Rate at all times thereafter. For the avoidance of doubt, nothing herein shall alter any provisions of the Loan Documents relating to the Default Rate, including, but not limited to, the accrual of interest at the Default Rate.

12.            Effective Agreement. Except as modified pursuant hereto, no changes or modifications to the Cooperation Agreement or any of the Loan Documents are intended or implied, and in all other respects the Cooperation Agreement and the Loan Documents hereby are ratified and confirmed by each of the Loan Parties and Significant Stakeholders as of the Effective Date. To the extent of conflict between the terms of this Amendment and the Cooperation Agreement, the terms of this Amendment shall govern and control. Subject to the foregoing, the Cooperation Agreement and this Amendment shall be read and construed as one agreement.

13.            Costs and Expenses. Each Loan Party absolutely and unconditionally, jointly and severally, agrees to pay to Agent and the Lenders, on demand at any time, all reasonable fees and disbursements, including, but not limited to, the fees of any counsel to Agent and the Lenders arising out of or in connection with the Existing Defaults and any steps or activities taken in connection therewith in respect of the Loan Documents, evaluating and enforcing its rights and remedies thereunder, and the preparation, negotiation, execution, delivery, or enforcement of this Amendment or the Loan Documents, and any agreements contemplated hereby and expenses which shall be at any time incurred or sustained by Agent or any Lender or any of its respective directors, officers, employees, or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents contemplated hereby.

14.            Further Assurances. The Loan Parties and Significant Stakeholders shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

15.            Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Loan Parties, Significant Stakeholders, Agent, the Lenders and their respective successors and assigns.

16.            Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or right of Agent or any Lender to rely upon them.

17.            Release.

(i)            In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its past, present and future Subsidiaries, successors, assigns, managers, members, officers, directors, agents, employees, professionals and other representatives (the “Loan Party Releasing Parties,” and each, a “Loan Party Releasing Party”), and each Significant Stakeholder (as identified on the signature pages hereto), on behalf of itself and its past, present and future Subsidiaries, successors, assigns, managers, members, officers, directors, agents, employees, professionals and other representatives (the “Stockholder Releasing Parties,” and each, a “Stockholder Releasing Party,” and together with the Loan Party Releasing Parties, the “Releasing Parties,” and each, a “Releasing Party”), hereby absolutely, unconditionally, and irrevocably releases, remises, and forever discharges Agent and each Lender and each of their respective past, present and future stockholders, members, partners, managers, principals, affiliates, subsidiaries, divisions, predecessors, successors, assigns, directors, officers, attorneys, professionals, employees, agents, and other representatives (the “Released Parties,” and each, a “Released Party”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages, and any and all other claims, counterclaims, defenses, rights of set off, demands, and liabilities whatsoever (each, individually, a “Claim,” and collectively, the “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, which any such Releasing Party may now or hereafter own, hold, have, or claim to have against any Released Party for, upon, or by reason of any circumstance, action, cause, omission, event or thing whatsoever which arises at any time on or prior to the Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Cooperation Agreement, the other Loan Documents, or transactions hereunder or thereunder.

(ii)            Each Releasing Party understands, acknowledges, confirms, and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release. Each Loan Party acknowledges and agrees that the foregoing release is a material inducement to the Agent’s and the Lenders’ execution of this Amendment, and but for the foregoing release, the Agent and the Lenders would not be willing to enter into this Amendment.

(iii)            Each Releasing Party agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect, in any manner, the final, absolute, and unconditional nature of the release set forth above.

(iv)            Each Releasing Party covenants and agrees never to institute or cause to be instituted or continue prosecution of, or to support, cooperate with or induce any other Person in connection with, any suit or other form of action or proceeding of any kind or nature whatsoever against any Released Party by reason of or in connection with any of the Claims.

(v)            Each Releasing Party covenants and agrees that in any suit or other form of action or proceeding brought in violation of this Section 17, (a) the Released Parties shall be entitled to payment of all fees, costs and expenses (including fees, costs and expenses of attorneys) incurred in connection with such suit or other action or proceeding from the applicable Releasing Party, and (b) the Releasing Parties shall indemnify and hold harmless the Released Parties with respect thereto to the fullest extent provided to the Indemnitees under Section 8.5 of the Credit Agreement, which the signatories hereto each acknowledge and agree to be bound for purposes of this Amendment, as if fully set forth herein. Any such payments made pursuant to this Section 17(v) shall be made at the time such indemnified amounts are incurred, and in any event within ten (10) Business Days of written demand therefor.

18.            Severability. The fact that any provision of this Amendment is held by a court of competent jurisdiction to be invalid or unenforceable as to any particular situation shall not impair or invalidate the remainder of this Amendment or the application of such provision to any other situation.

19.            Reviewed by Attorneys. Each Loan Party and Significant Stakeholder represents and warrants to Agent and each Lender that such Loan Party (i) understands fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (ii) has been afforded the opportunity to discuss this Amendment with, and have this Amendment reviewed by, such attorneys and other persons as such Loan Party or Significant Stakeholder may wish, and (iii) has entered into this Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress, or coercion of any kind by any person. Each Loan Party acknowledges and agrees that neither this Amendment nor the other documents executed pursuant hereto shall be construed more favorably in favor of one party than another based upon which party drafted the same, it being acknowledged that all the parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents executed pursuant hereto or in connection herewith.

20.            Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Section 8.12 and Section 8.13 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21.            Counterparts. This Amendment may be executed in any number of counterparts, and by each party on separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by PDF shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

BORROWER:

PRESTO AUTOMATION LLC
(F/K/A E LA CARTE, LLC)
(F/K/A VENTOUX MERGER SUB II LLC)

By:	/s/ Guillaume Lefevre
Name:	Guillaume Lefevre
Title:	Interim Chief Executive Officer

PARENT:

PRESTO AUTOMATION INC.
(F/K/A VENTOUX CCM ACQUISITION CORP.)

By:	/s/ Guillaume Lefevre
Name:	Guillaume Lefevre
Title:	Interim Chief Executive Officer

[Signature Page to Amendment to Cooperation Agreement]

AGENT:

METROPOLITAN PARTNERS GROUP ADMINISTRATION, LLC

By:	/s/ Paul Lisiak
Name:	Paul Lisiak
Title:	Managing Partner

[Signature Page to Amendment to Cooperation Agreement]

LENDERS:

METROPOLITAN LEVERED PARTNERS FUND VII, LP

By:	MPF VII GP, LLC its General Partner

By:	/s/ Paul Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

METROPOLITAN PARTNERS FUND VII, LP

By:	MPF VII GP, LLC its General Partner

By:	/s/ Paul Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

METROPOLITAN OFFSHORE PARTNERS FUND VII, LP

By:	MPF VII GP, LLC its General Partner

By:	/s/ Paul Lisiak
Name:	Paul K. Lisiak
Title:	Managing Partner

CEOF HOLDINGS LP

By:	CORBIN CAPITAL PARTNERS, L.P., its Investment Manager:

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

[Signature Page to Amendment to Cooperation Agreement]

SIGNIFICANT STAKEHOLDERS:

ROMULUS CAPITAL I, L.P.

By:	Romulus Capital Partners I, LLC, its General Partner

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

ROMULUS CAPITAL II, L.P.

By:	Romulus Capital Partners II, LLC, its General Partner

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

ROMULUS CAPITAL III, L.P.

By:	Romulus Capital Partners II, LLC, its General Partner

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

REMUS CAPITAL IV, L.P.

By:	Remus Capital IV GP, LLC

By:	/s/ Krishna K. Gupta
Name:	Krishna K. Gupta
Title:	Authorized Signatory

[Signature Page to Amendment to Cooperation Agreement]

ROMULUS ELC B3 SPECIAL OPPORTUNITY, L.P.

ROMULUS ELC B3 SPECIAL OPPORTUNITY, L.P.

By:	Romulus GP, its General Partner

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

ZAFFRAN SPECIAL OPPORTUNITIES LLC

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

KKG ENTERPRISES LLC

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

PRESTO CA LLC

By:	/s/ Joseph McCoy
Name:	Joseph McCoy
Title:	Authorized Signatory

REMUS CAPITAL SERIES B II, L.P.

By:	Remus Capital IV GP, LLC

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Signatory

KRISHNA GUPTA

By:	/s/ Krishna Gupta
Name:	Krishna Gupta

[Signature Page to Amendment to Cooperation Agreement]

AMENDED AND RESTATED SCHEDULE A

Existing Defaults

•	Events of Default pursuant to Section 7.1(a) of the Credit Agreement as a result of the Borrowers’ failure to timely make payment of the Monitoring Fee for the periods ended December 31, 2023, April 1, 2024 and July 1, 2024, as defined in the Third Amended and Restated Fee Letter, as and when due pursuant to Section 2.3 of the Credit Agreement.

•	An Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement as a result of the Loan Parties’ failure to provide, on or prior to December 31, 2023, either (i) newly-executed MSAs for all existing customers, implementing an upgrade to the Next Generation Technology (ii) a Touch Business Plan that has been approved by the Agent, to wind-down the Touch Business as required pursuant to Section 5.20 of the Credit Agreement.

•	An Event of Default pursuant to Section 7.1(p) of the Credit Agreement as a result of the Loan Parties’ failure to appoint a new Chief Executive Officer that is a chief restructuring officer or person with significant restructuring, turnaround and insolvency experience reasonably acceptable to the Agent on or prior to February 16, 2024 following Xavier Casanova’s resignation.

•	An Event of Default pursuant to Section 7.1(c) of the Credit Agreement as a result of the Loan Parties’ failure to deliver certain financial reports to the Agent pursuant to Section 5.1(i) of the Credit Agreement for the periods from the Fourth Amendment Effective Date until the Fifth Amendment Effective Date, resulting in an immediate Event of Default under the Fourth Amendment.

•	Events of Default pursuant to Section 7.1(c) of the Credit Agreement as a result of the Loan Parties’ failure to maintain Unrestricted Cash, measured as of the close of business on each of March 1, 2024 and March 8, 2024, at or above the Minimum Unrestricted Cash Amount as required pursuant to Section 6.17(a) of the Credit Agreement.

•	An Event of Default pursuant to Section 7.1(a) of the Credit Agreement as a result of the Loan Parties’ failure to pay the reasonable and documented expenses of counsel to the Agent, as required pursuant to Section 8.5 of the Credit Agreement and Section 10 of the Seventh Amendment.

•	An Event of Default pursuant to Section 7.1(c) of the Credit Agreement as a result of the Loan Parties’ failure to deliver the accounts payable aging reports due and deliverable prior to February 26, 2024 pursuant to Section 5.1(i) of the Credit Agreement.

•	Events of Default pursuant to Section 7.1(c) of the Credit Agreement as a result of the Loan Parties’ failure to comply with Section 6.17(b) of the Credit Agreement, and specifically, the failures identified in the accounts payable aging reports dated as of April 5, 2024, April 26, 2024, May 3, 2024, May 10, 2024, May 17, 2024, May 24, 2024, May 31, 2024, June 7, 2024, June 14, 2024, June 21, 2024 and June 28, 2024 which reports were delivered pursuant to Section 5.1(i) of the Credit Agreement.

Schedule A